Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
 Fiscal 2016 Fourth Quarter and Full Year Financial Results

HARRISBURG, PA – March 28, 2017 (GLOBE NEWSWIRE) – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (“Ollie’s” or the “Company”) today announced financial results for the fourth quarter and full year ended January 28, 2017.

Fourth Quarter Summary:

•	Total net sales increased 16.4% to $283.4 million;

•	Comparable store sales increased 2.0%;

•	The Company opened two new stores and ended the year with a total of 234 stores in 19 states, an increase of 15.3% year over year;

•	Operating income increased 21.8% to $40.6 million;

•	Net income increased 52.0% to $24.4 million and net income per diluted share increased 50.0% to $0.39;

•	Adjusted net income(1) increased 30.1% to $24.4 million and adjusted net income per diluted share(1) increased 25.8% to $0.39; and

•	Adjusted EBITDA(1) increased 21.6% to $45.2 million.

Fiscal Year Summary:

•	Total net sales increased 16.8% to $890.3 million;

•	Comparable store sales increased 3.2%;

•	Operating income increased 28.4% to $102.2 million;

•	Net income increased 66.8% to $59.8 million and net income per diluted share increased 50.0% to $0.96;

•	Adjusted net income(1) increased 51.2% to $60.8 million and adjusted net income per diluted share(1) increased 34.7% to $0.97; and

•	Adjusted EBITDA(1) increased 28.8% to $121.1 million.

(1)
Adjusted net income, adjusted net income per diluted share and adjusted EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Mark Butler, Chairman, President and Chief Executive Officer stated, “Our fourth quarter results were very strong across the board and our business continues to perform at a very high level.  We delivered a 2.0% increase in comparable store sales versus a 14.0% increase on a two-year stack basis.  The increase in comparable store sales was broad based, with the majority of our 21 departments generating a positive comp.   New stores performed above expectations and we finished the year with 234 stores in 19 states, a 15.3% increase year-over-year. Very strong deal flow, consistent performance across all stores and tight expense control helped drive strong bottom line results as well, with adjusted net income increasing 30.1% in the quarter and 51.2% for the year. During the quarter, we also implemented coupon serialization, which provides the building blocks for targeted communications with our Ollie’s Army members.”

Mr. Butler added, “Looking ahead, we feel very good about the underlying trends in the business. We work hard every day to further develop our vendor relationships and are confident in our ability to continue executing our long term goals of mid-teen unit growth, 1% to 2% comparable store sales growth and approximately 20% net income growth.”

Fourth Quarter Results

Net sales increased 16.4% to $283.4 million in the fourth quarter of fiscal 2016 from $243.4 million in the fourth quarter of fiscal 2015. The increase in net sales was driven by a 2.0% increase in comparable store sales and a 15.3% increase in store count over the fourth quarter of fiscal 2015. The Company opened two stores in the fourth quarter and ended fiscal 2016 with 234 stores compared to 203 stores at the end of fiscal 2015.

Gross profit increased 14.7% to $113.4 million in the fourth quarter of fiscal 2016 from $98.8 million in the fourth quarter of fiscal 2015 and gross margin decreased 60 basis points to 40.0% from 40.6% in the same respective periods. The gross margin decrease was the result of a lower merchandise margin, partially offset by a decrease in transportation and distribution costs as a percentage of net sales.

Operating income increased 21.8% to $40.6 million in the fourth quarter of fiscal 2016 from $33.3 million in the fourth quarter of fiscal 2015. As a percentage of net sales, operating income increased 60 basis points to 14.3% in the fourth quarter of fiscal 2016.

Net income increased 52.0% to $24.4 million, or $0.39 per diluted share, in the fourth quarter of fiscal 2016 compared to $16.1 million, or $0.26 per diluted share, in the fourth quarter of fiscal 2015. Adjusted net income(1), which excludes the prior year loss on extinguishment of debt, net of taxes, increased 30.1% to $24.4 million, or $0.39 per diluted share, in the fourth quarter of fiscal 2016 from $18.8 million, or $0.31 per diluted share, in the fourth quarter of fiscal 2015.

Adjusted EBITDA (1) increased 21.6% to $45.2 million, or 15.9% of net sales, in the fourth quarter of fiscal 2016 from $37.2 million, or 15.3% of net sales, in the fourth quarter of fiscal 2015. Adjusted EBITDA excludes non-cash stock based compensation expense, non-cash purchase accounting items, and debt financing expenses.

Fiscal 2016 Results

Net sales increased 16.8% to $890.3 million in fiscal 2016 from $762.4 million in fiscal 2015. The increase in net sales was driven by a 3.2% increase in comparable store sales and a 15.3% increase in store count over fiscal 2015.

Gross profit increased 19.0% to $360.4 million in fiscal 2016 from $302.9 million in fiscal 2015.  Gross margin increased 80 basis points to 40.5% from 39.7% in the same respective periods, the result of decreased transportation and distribution costs as a percentage of net sales, offset slightly by a lower merchandise margin.

Operating income increased 28.4% to $102.2 million in fiscal 2016 from $79.6 million in fiscal 2015. As a percentage of net sales, operating income increased 110 basis points to 11.5% in fiscal 2016.

Net income increased 66.8% to $59.8 million, or $0.96 per diluted share, in fiscal 2016, compared to $35.8 million, or $0.64 per diluted share, in fiscal 2015. Adjusted net income (1), which excludes adjustments to transaction related expenses and the loss on extinguishment of debt, net of taxes, increased 51.2% to $60.8 million, or $0.97 per diluted share, in fiscal 2016 from $40.2 million, or $0.72 per diluted share, in fiscal 2015.

Adjusted EBITDA (1) increased 28.8% to $121.1 million, or 13.6% of net sales, in fiscal 2016 from $94.1 million, or 12.3% of net sales, in fiscal 2015. Adjusted EBITDA excludes non-cash stock based compensation expense, non-cash purchase accounting items, transaction related expenses, and debt financing expenses.

(1)
Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA are not measures recognized under GAAP. Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Balance Sheet and Cash Flow Highlights

The Company's cash balance at the end of fiscal 2016 was $98.7 million compared to $30.3 million at the end of fiscal 2015.  The Company had no borrowings and $98.8 million of availability under its $100.0 million revolving credit facility at the end of fiscal 2016.  The Company ended fiscal 2016 with total debt of $195.3 million compared to $200.1 million at the end of fiscal 2015. Subsequent to fiscal year end, the Company paid down $40 million in term loan debt.

Inventory at the end of fiscal 2016 increased 10.2% to $210.1 million versus $190.6 million at the end of fiscal 2015, due primarily to new store growth

Capital expenditures for fiscal 2016 totaled $16.4 million compared to $14.2 million for fiscal 2015.

Outlook

Ollie’s currently estimates the following results for the 53-week fiscal year ending February 3, 2018:

•	Total net sales of $1,025 million to $1,035 million;

•	Comparable store sales growth of 1.0% to 2.0%;

•	The opening of 33 to 35 new stores and no planned closures;

•	Operating income of $121.5 million to $124.0 million;

•	Net income of $73.0 million to $74.5 million;

•	Net income per diluted share of $1.12 to $1.15;

•	Estimated weighted diluted average shares outstanding of 64.7 million; and

•	Capital expenditures of $18 million to $20 million.

Conference Call Information

A conference call to discuss the fiscal 2016 fourth quarter and full year financial results is scheduled for today, March 28, 2017, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #83245023. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations Web site for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories.  We currently operate 237 store locations in 19 states across the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, industry outlook, our fiscal 2017 business outlook and financial guidance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our failure to adequately manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our ability to manage our inventory balances; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants and our ability to comply with enhanced disclosure and other requirements now that we are a large accelerated filer, together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
ICR
203-682-8200
John.Rouleau@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-657-2300
dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net sales	$283,355	$243,402	$890,315	$762,370
Cost of sales	169,963	144,563	529,904	459,506
Gross profit	113,392	98,839	360,411	302,864
Selling, general and administrative expenses	69,823	62,541	242,891	209,783
Depreciation and amortization expenses	2,255	1,907	8,443	7,172
Pre-opening expenses	731	1,085	6,883	6,337
Operating income	40,583	33,306	102,194	79,572
Interest expense, net	1,395	3,130	5,935	15,416
Loss on extinguishment of debt	-	4,359	-	6,710
Income before income taxes	39,188	25,817	96,259	57,446
Income tax expense	14,768	9,753	36,495	21,607
Net income	$24,420	$16,064	$59,764	$35,839
Earnings per common share:
Basic	$0.40	$0.27	$0.99	$0.67
Diluted	$0.39	$0.26	$0.96	$0.64
Weighted average common shares outstanding:
Basic	60,623	58,562	60,160	53,835
Diluted	62,918	60,843	62,415	55,796
Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.0	59.4	59.5	60.3
Gross profit	40.0	40.6	40.5	39.7
Selling, general and administrative expenses	24.6	25.7	27.3	27.5
Depreciation and amortization expenses	0.8	0.8	0.9	0.9
Pre-opening expenses	0.3	0.4	0.8	0.8
Operating income	14.3	13.7	11.5	10.4
Interest expense, net	0.5	1.3	0.7	2.0
Loss on extinguishment of debt	—	1.8	—	0.9
Income before income taxes	13.8	10.6	10.8	7.5
Income tax expense	5.2	4.0	4.1	2.8
Net income	8.6%	6.6%	6.7%	4.7%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

Assets	January 28, 2017	January 30, 2016
Current assets:
Cash and cash equivalents	$98,683	$30,259
Inventories	210,107	190,608
Accounts receivable	301	183
Prepaid expenses and other assets	3,739	2,756
Total current assets	312,830	223,806
Property and equipment, net	46,333	39,292
Goodwill	444,850	444,850
Trade name and other intangible assets, net	232,977	233,354
Other assets	2,385	2,520
Total assets	$1,039,375	$943,822
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,077	$5,018
Accounts payable	50,448	52,075
Income taxes payable	4,548	4,102
Accrued expenses	44,748	35,573
Total current liabilities	104,821	96,768
Revolving credit facility	-	-
Long-term debt	188,923	193,433
Deferred income taxes	89,224	87,171
Other long-term liabilities	5,146	4,501
Total liabilities	388,114	381,873
Stockholders’ equity:
Common stock	61	59
Additional paid-in capital	565,861	536,315
Retained earnings	85,425	25,661
Treasury - common stock	(86)	(86)
Total stockholders’ equity	651,261	561,949
Total liabilities and stockholders’ equity	$1,039,375	$943,822

Ollie’s Bargain Outlet Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen weeks ended		Fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net cash provided by operating activities	$62,927	$61,231	$67,088	$45,848
Net cash used in investing activities	(2,205)	(3,443)	(16,423)	(14,337)
Net cash provided by (used in) financing activities	2,000	(31,489)	17,759	(23,204)
Net increase in cash and cash equivalents	62,722	26,299	68,424	8,307
Cash and cash equivalents at the beginning of the period	35,961	3,960	30,259	21,952
Cash and cash equivalents at the end of the period	$98,683	$30,259	$98,683	$30,259

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information – Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). We have included the non-GAAP measures of Adjusted operating income, EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from Operating income, Net income and Net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the non-GAAP financial measures of Adjusted operating income to Operating income, Adjusted net income to Net income, Adjusted net income per diluted share to Net income per diluted share, and EBITDA and Adjusted EBITDA to Net income, in each case the most directly comparable GAAP measure.

Adjusted net income and Adjusted net income per diluted share give effect, net of tax, to transaction related expenses and loss on extinguishment of debt, which may not occur with the same frequency or magnitude in future periods. Adjusted operating income gives effect to transaction related expenses and debt financing expenses.  We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock based compensation expense, non-cash purchase accounting items, transaction related expenses, and debt financing expenses, which we do not consider representative of our ongoing operating performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to Adjusted operating income

	Thirteen weeks ended		Fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Operating income	$40,583	$33,306	$102,194	$79,572
Transaction related expenses	-	-	1,736	322
Debt financing expenses	-	89	-	89
Adjusted operating income	$40,583	$33,395	$103,930	$79,983

Reconciliation of GAAP net income to Adjusted net income

	Thirteen weeks ended		Fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income	$24,420	$16,064	$59,764	$35,839
Transaction related expenses	-	-	1,736	322
Loss on extinguishment of debt	-	4,359	-	6,710
Adjustment to provision for income taxes (1)	-	(1,646)	(672)	(2,632)
Adjusted net income	$24,420	$18,777	$60,828	$40,239

(1)
The effective tax rate used for the adjustment to provision for income taxes was the effective tax rate in the quarter the related costs were incurred, which was 37.8% for the thirteen weeks ended January 30, 2016, and 38.7% and 37.4% for the fiscal years ended January 28, 2017 and January 30, 2016, respectively.  The adjustment to the provision for income taxes includes the tax effect for the transaction related expenses and loss on extinguishment of debt.

Reconciliation of GAAP net income per diluted share to Adjusted net income per diluted share

	Thirteen weeks ended		Fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income per share, diluted	$0.39	$0.26	$0.96	$0.64
Adjustments	-	0.05	0.02	0.08
Adjusted net income per share, diluted (1)	$0.39	$0.32	$0.97	$0.72

Weighted-average common shares outstanding, diluted	62,918	60,843	62,415	55,796

(1)	Totals may not foot due to rounding.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA

	Thirteen weeks ended		Fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income	$24,420	$16,064	$59,764	$35,839
Interest expense, net	1,395	3,130	5,935	15,416
Loss on extinguishment of debt	-	4,359	-	6,710
Depreciation and amortization expenses	2,898	2,440	10,668	9,342
Income tax expense	14,768	9,753	36,495	21,607
EBITDA	43,481	35,746	112,862	88,914
Non-cash stock based compensation expense	1,706	1,368	6,685	5,035
Non-cash purchase accounting items	(22)	(52)	(134)	(284)
Transaction related expenses	-	-	1,736	322
Debt financing expenses	-	89	-	89
Adjusted EBITDA	$45,165	$37,151	$121,149	$94,076

Key Statistics

	Thirteen weeks ended		Fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Number of stores - Beginning of period	232	200	203	176
New stores	2	3	31	28
Closed stores	-	-	-	(1)
Number of stores - End of period	234	203	234	203

Average net sales per store (in thousands) (1)	$1,211	$1,205	$4,050	$4,007
Comparable stores sales change	2.0%	5.0%	3.2%	6.0%
Comparable store count – end of period	194	169	194	169

(1)	Average net sales per store represents the weighted average of total net sales divided by the number of stores open, in each case at the end of each week in a fiscal year or fiscal quarter.